EXHIBIT A
IDENTITY OF GROUP MEMBERS PURSUANT TO ITEM 8
The members of the group are:
Highland Capital Management, L.P.;
Strand Advisors, Inc.;
James Dondero;
Highland Credit Strategies Fund;
Highland Multi-Strategy Onshore Master SubFund, L.L.C.; and
Highland Multi-Strategy Master Fund, L.P.